Exhibit 99.1
SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O’Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Attn: Pamela G. Boone, Chief Financial Officer
Jury to Determine Validity of Iridex Patent
O’FALLON, MO, March 12, 2007 — Synergetics USA, Inc. (NASDAQ: SURG) announced today the following update to its shareholders on the status of the pending Iridex (NASDAQ: IRIX) patent infringement lawsuit.
The parties previously filed cross motions for summary judgment with Synergetics asking the court to find the Iridex patent invalid based on a prior, expired, third-party patent and Iridex asking the court to find summary judgment that this patent did not apply. The Court entered a ruling last Friday finding that the core validity issue of the Iridex patent should be tried by the jury. The Court found that there were facts in dispute regarding whether the prior, third-party patent, which was discovered by Synergetics during this litigation, invalidates the claims of the Iridex patent. Specifically, the Court found that the prior art patent is not identical to Iridex’s claims but it is sufficiently close that the jury could find that it was an “obvious” invention when compared to the prior art. This would provide Synergetics with a complete defense to Iridex’s remaining patent claims. (Case Number 4:05-cv-01916-CDP, Document #303 in the pleadings.)
“I am obviously pleased with the Court’s decision because this significantly strengthens our case. In the ruling, the Judge denied both parties summary judgment due to a dispute regarding whether an aspect of the Iridex invention was common knowledge. Specifically, the parties disputed whether it was common knowledge to use SMA-style connectors to interconnect a laser to a fiberoptic probe at the time Iridex filed its patent. We believe the SMA-style connector was the most common form of laser interconnection in our industry at that time and still is currently. In fact, it was cited in the Iridex patent application as prior art. Although the Judge referred the obviousness issue to trial, we are confident that we can show that SMA-style connectors are common knowledge in our industry. Iridex will now face the potential invalidation of the entire patent upon which this dispute is founded,” said Gregg D. Scheller, Chief Executive Officer and President of Synergetics.
About Synergetics USA, Inc.
     Synergetics USA, Inc. resulted from the September 2005 combination of Valley Forge Scientific Corp. and Synergetics, Inc., bringing together their respective unique capabilities in bipolar electrosurgical generators and design, and manufacture of microsurgical hand instruments. Synergetics USA, Inc. designs, manufactures and markets medical devices for use primarily in ophthalmic surgery and neurosurgery and for other healthcare applications. Its products are designed and manufactured to support micro or minimally invasive surgical procedures. In addition to its surgical devices and equipment, it designs and manufactures disposable and non-disposable supplies and accessories for use with such devices and equipment. It also manufactures and sells bipolar electrosurgical generators and other generators, based on its DualWaveTM technology, and complementary instrumentation and disposable products for use in neurosurgery, spine surgery, pain control and in dental applications. Synergetics sells its products primarily to hospitals, clinics and surgeons in approximately 70 countries.

Forward-Looking Statements
Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important facts that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These facts, risks and uncertainties are discussed in our Annual Report on Form 10-K for the year ended July 31, 2006, as updated from time to time in our filings with the Securities and Exchange Commission.
Company Contact:
Pamela G. Boone, Executive Vice President & CFO
Phone: (636) 939-5100